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                                                                   EXHIBIT 10.28

                       [FRITZ COMPANIES, INC. LETTERHEAD]

                             CONFIDENTIAL TREATMENT

                                October 31, 1996



Dennis L. Pelino

Subject:          EMPLOYMENT AGREEMENT

Dear Dennis:

As we discussed, in recognition of your promotion to President, the Compensation Committee of the Board of Directors has approved an increase in your base salary to $350,000. This increase will be retroactive to August 1, 1996.

As in the past, you will continue to be eligible for an annual cash bonus based on pre-established performance goals. This bonus may not exceed 100% of your base salary.

The Committee also approved the attached Performance Based Retention Plan. This Plan will be for six years and will supersede all others in effect. It will commence November 1, 1996. Accruals made for the Plan must be included in the company's basic business plan.

A two year non-compete provision will accompany this Agreement and will take effect should you leave the company. At that time I may, at my discretion, invoke the non-compete. In doing so, I will declare the number of months up to two years that it will remain in effect. You will be paid on a monthly basis an amount equal to your base salary for each month the non-compete is invoked.

I have also included the provision that in the event of your death or permanent disability, you or your estate will be vested in all stock options granted through that date under the terms of the agreement and you will be provided a one-time stock grant in an amount equal to that which you would have received had you achieved plan in the year your death or disability occurred. In the event of a change in control in which your service will no longer be needed by the new owners, you will be provided a one-time stock grant in an amount equal to that which you would have received had you achieved plan in the next two years of the remaining contract.
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Dennis Pelino
October 31, 1996
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Should the company desire for any reason to terminate your contract prior to the six year arrangement outlined, you will be provided severance pay equal to your current annual pay for two years.

As an additional incentive and return for your signing the six year Performance Based Retention Plan, we are prepared to provide you with a one-time signing bonus of $3MM. This signing bonus will be deposited to an irrevocable interest bearing Rabbi Trust Account in your name. You will be eligible to withdraw $500,000 per year from the Trust, at your discretion, over the life of the six year agreement. In the event of your death, permanent disability, or change in control, all remaining proceeds in the Trust will be provided to you with no limitation. Should you leave the company for any reason prior to the completion of your six year agreement, you will receive the amount of funds remaining in the trust at the time you depart.

Please review the attached in detail. Should you have any questions, please discuss them with me. If you are in agreement, please indicate so below and I will ask that the necessary documents be prepared for presentation to the Board.

                                     Sincerely,

                                     Lynn C. Fritz
                                     Approved Compensation Committee of the
                                     Board of Directors of Fritz Companies, Inc.
                                     October 29, 1996


Agreed and Acknowledged By:



/s/ Dennis L. Pelino                              Date: 10/31/96
-----------------------------                           ------------------------
Dennis L. Pelino
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                                     EXAMPLE
                        PERFORMANCE BASED RETENTION PLAN
                                DENNIS L. PELINO

1. Each year for a period of six years you will be eligible to receive a performance award. This award will be paid in a combination of stock and stock options.

2. The amount of stock granted will be directly related to your performance against plan; however, the maximum cash value of stock issued may not exceed $1,500,000 in any plan year.

3. Each year a target "pre-tax" net income goal will be established. This target goal, if achieved, will equal 100% of the plan payout. The payout will be increased or decreased by use of a performance modifier as shown below.

4. The annual target plan payout will equal $1MM plus your cash bonus based on performance results.

5. In the first example below, we have used [*] as the pre-tax net income goal. With a cash target award of $1,000,000 and a stock price of $15 that would equal an award of 66,667 shares of stock at the end of the performance year if the pre-tax net income target is achieved.


                                    PRE-TAX NET                                          VALUE OF
        PRE-TAX NET                  INCOME AS                PERFORMANCE                 STOCK
           INCOME                   % OF TARGET                MODIFIER                    AWARD
        ------------           -----------------              -----------               ----------
            [*]                         150%+                     150%                  $1,500,000
            [*]                         125%                      125%                  $1,250,000
            [*]                         100%                      100%                  $1,000,000
            [*]                          75%                       75%                    $750,000
            [*]                          50%                       50%                    $500,000
            [*]                Less Than 50%                        0%                          $0
        ------------           -----------------              -----------               ----------

         The value of the performance modifier and the resulting value will be pro-rated on a straight-line basis for pre-tax net income as a percent of target which falls between the cells in this table.

                                        1

*        Confidential portions omitted and filed separately with the Commission.
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6.       In the second example, if pre-tax net income is 125% of plan, the performance modifier is 125%, and the adjusted performance award is $1,250,000 (125% X $1,000,000 = $1,250,000).

         If the stock price at the end of the year increased to $25/share, 50,000 shares of stock would be granted ($1,250,000 / by $25 = 50,000).

         These shares will be granted without any resale restrictions.

         An annual stock option grant will also be made in an amount equal to the number of shares paid in stock. These non qualified options will have a vesting schedule which precludes exercise until the end of a six year retention period.

         The above example would result in a grant of 50,000 options with an exercise price equal to the fair market value of $25/share vesting six years from date of grant.

To illustrate the potential value to you, we have attached a copy of a six year summary example in which you achieved plan for the first two years and then achieved 125% of plan for the remaining three years. In this example, the stock price also continues to grow at a rate of 10% per year.

We have used our annual target goal of $1,000,000.

As you will note, this plan will provide to you significant income and wealth accumulation if performance goals are achieved.


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
                                                                                                                            EXAMPLE

YEAR                         1                  2                3                  4                  5                    6

PLAN RESULTS               100%                100%             125%              125%                125%                125%

STOCK PRICE               $15.00              $16.50           $18.15            $19.97              $21.96              $24.15
(10% GROWTH)

CASH VALUE              $1,000,000          $1,000,000       $1,250,000        $1,250,000          $1,250,000          $1,250,000
OF AWARD

SHARES AWARDED            66,667              60,606           68,870            62,594              56,922              51,738

OPTIONS GRANTED           66,667              60,606           68,870            62,594              56,922              51,738

VEST                      6 years            5 years          4 years            3 years            2 years              1 year

EXERCISE PRICE            $15.00              $16.50           $18.15            $19.97              $21.96              $24.15
OF OPTIONS

CASH VALUE OF           $1,610,008          $1,463,635       $1,663,211        $1,511,645          $1,374,666          $1,249,473
STOCK - YEAR 6

REALIZABLE VALUE OF      $610,003            $463,636         $413,220          $261,643            $124,659               $0
OPTION - YEAR 6

TOTAL STOCK AND         $2,220,011          $1,927,271       $2,076,431        $1,773,288          $1,499,325          $1,249,473
OPTIONS

PLUS BONUS FOR           $350,000            $350,000         $350,000          $350,000            $350,000            $350,000
PLAN ACHIEVEMENT
                                                            $12,845,799


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